EXHIBIT 99.1

M E M O R A N D U M

DATE: June 3, 2004

TO: Directors and Executive Officers

FROM: Steve Wilson

RE: Notice of Blackout Period

As a director or executive officer of United Bankshares, Inc. (“Company”), you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain trades during 401k and pension plan “blackout” periods. Please note the following:

1.	The prohibition is imposed because participants in the United Bankshares Inc. Savings and Stock Investment Plan are not permitted to enter into transactions under the Plan with respect to Company securities because a change is being made to the investment options available to plan participants.

2.	You are not permitted to purchase, sell or otherwise acquire or transfer any equity securities of the Company (or derivative securities of those equity securities) during the Blackout Period described below.

3.	The prohibition on sales and other transfers described in the item above (2.) applies only to equity securities of the Company (and derivatives of such securities) that you have acquired in connection with your service or employment as a director or executive officer of the Company. It is important to note that any such security you sell or otherwise transfer will be automatically treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

4.	The Blackout Period is expected to commence on July 13, 2004 and end on July 15, 2004. During that time you can determine whether the blackout period has started or ended by calling Jack Stokes at (304) 424-8685.